Exhibit 4.2

BOTTLING GREAT BRITAIN LIMITED

and

COCA-COLA ENTERPRISES EUROPE LIMITED

and

COCA-COLA ENTERPRISES LIMITED

and

CAPITA IRG TRUSTEES LIMITED

TRUST DEED AND RULES

of the

COCA-COLA ENTERPRISES UK EMPLOYEE

SHARE PLAN (Effective 2010)

Adopted by the Board of Directors of Bottling Great Britain Limited

on 19 August 2010

Originally approved under Schedule 2 of the Income Tax (Earnings and Pensions)

Act 2003 by HM Revenue and Customs on 4th November 2010 under Reference

A105827

New HMRC reference number: [ ]

Amended by the Board on [ ]

THE COCA-COLA ENTERPRISES UK

EMPLOYEE SHARE PLAN (Effective 2010)

1.	PURPOSE

2.	STATUS

3.	DECLARATION OF TRUST

4.	NUMBER OF TRUSTEES

5.	INFORMATION

6.	RESIDENCE OF TRUSTEES

7.	CHANGE OF TRUSTEES

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

9.	LOANS TO TRUSTEES

10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

12.	POWER TO AGREE MARKET VALUE OF SHARES

13.	PERSONAL INTEREST OF TRUSTEES

14.	TRUSTEES’ MEETINGS

15.	SUBSIDIARY COMPANIES

16.	EXPENSES OF PLAN

17.	TRUSTEES’ LIABILITY AND INDEMNITY

18.	COVENANT BY THE PARTICIPATING COMPANIES

19.	ACCEPTANCE OF GIFTS

20.	TRUSTEES’ LIEN

21.	AMENDMENTS TO THE PLAN

22.	TERMINATION OF THE PLAN

23.	NOTICES

24.	PROPER LAW

THIS DEED made on 1 November 2010

BETWEEN

(1)	BOTTLING GREAT BRITAIN LIMITED whose registered office is situated at Charter Place, Uxbridge, Middlesex UB8 1EZ (hereinafter called “the Company”)

and

(2)	COCA-COLA ENTERPRISES EUROPE LIMITED (whose registered office is at Charter Place, Uxbridge, Middlesex UB8 1EZ and

COCA-COLA ENTERPRISES LIMITED (whose registered office is at Charter Place, Uxbridge, Middlesex UB8 1EZ (hereinafter together with the Company called “the Participating Companies”)

and

(3)	CAPITA IRG TRUSTEES LIMITED whose registered office is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU (hereinafter called “the Trustees”).

1.	PURPOSE

The purpose of this Deed is to establish a trust for the employee share ownership plan known as the Coca-Cola Enterprises UK Employee Share Plan (Effective 2010) (“the Plan”) which satisfies Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003.

The Plan is intended to constitute an employee benefit trust in accordance with section 86 of the Inheritance Act 1984.

2.	STATUS

The Plan consists of this Deed and the attached Rules and Appendices. The definitions in the Rules apply to this Deed. The Company shall from time to time determine which of parts A to D of the Rules shall have effect. Where the Company determines that part B shall have effect it shall also specify whether there is to be an Accumulation Period of up to 12 months, which shall apply equally to all Qualifying Employees in the Plan.

3.	DECLARATION OF TRUST

3.1	The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Participating Companies with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules;

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules;

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules; and

(d)	as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5	The perpetuity period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 125 years from the date of this Deed.

4.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.	INFORMATION

5.1	The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Participating Companies with regard to their duties as trustees and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favour of the Trustees.

5.2	Except as otherwise provided, the Trustees may in their discretion agree with the Company or any of the Participating Companies matters relating to the operation and administration of the Trust as they may consider advisable in the interest of the Trust and so that no person claiming an interest under this Trust shall be entitled to question the legality or correctness of any arrangement or agreement made between the Company or any of the Participating Companies and the Trustees in relation to such operation or administration.

5.3	The decision of the board of directors of the Company in any dispute affecting Participants or Participating Companies shall be final and conclusive.

5.4	The Trustees may employ on such terms as the Company may agree as to remuneration, any agent or agents to transact all or any business of whatsoever nature required to be done in the proper administration of the Trust.

6.	RESIDENCE OF TRUSTEES

Every Trustee shall be resident in the United Kingdom. The Company shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.	CHANGE OF TRUSTEES

The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by resolution of the board of directors of the Company and shall take effect from the date that written notice of such removal is delivered to the Trustees, or such later date as the Company and the Trustees shall agree. Any Trustee may resign on three month’s notice given in writing to the Participating Companies, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement (and so that if after such removal or retirement there shall be no continuing trustee of this Deed the Company shall immediately appoint a new trustee of this Deed in place of such removed or retired trustee).

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2	The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action. If no directions are received from Participants in relation to the action they wish the Trustees to take in voting their Plan Shares, those shares will be not be voted.

8.3	The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007 (institutions authorised to accept deposits);

(b)	a building society; or

(c)	a firm falling within section 991(2)(c) of the Income Tax Act 2007 (EEA firms permitted to accept deposits),

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted.

The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted at least once in each calendar year. The Trustees are, however, not obliged to keep monies in an interest bearing account.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion provided that they shall sell any Unawarded Shares which they have held for one year and eleven months. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6	The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7	The Trustees are not required to interfere in the management or conduct of the business of the Company regardless of the size of the Trustees’ holding of Shares, and will not be obliged to seek information about the affairs of the Company and may leave the conduct of the Company’s business wholly to the directors or management of the Company.

8.8	The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

The Trustees may allow any Shares to be registered in the name of an appointed nominee provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

The Trustees may at any time, and shall if the Participating Companies so direct, revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9.	LOANS TO TRUSTEES

The Trustees shall have the power to borrow money for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Free Shares and Matching Shares

10.1	As soon as practicable after Free Shares and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	whether those Shares are subject to any restrictions within the meaning of paragraph 99(4) of the Schedule and, if so, the details of those restrictions;

(c)	their Initial Market Value on the date of Award; and

(c)	the Holding Period applicable to them and any applicable Forfeiture Period.

Notice of Award of Partnership Shares

10.2	As soon as practicable after any Partnership Shares have been acquired for a Participant and at least once in every six months, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	whether those Shares are subject to any restrictions within the meaning of paragraph 99(4) of the Schedule and, if so, the details of those restrictions;

(b)	the amount of money applied by the Trustees in acquiring those Shares on behalf of the Participant; and

(c)	the Market Value used to determine the number of Shares awarded, in accordance with Rule 6.14.

Notice of acquisition of Dividend Shares

10.3	As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Market Value on the Acquisition Date;

(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

10.4	Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

10.5	During the Holding Period the Trustees shall not dispose of any Free Shares, Matching Shares or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of Trustees to accept general offers);

(b)	paragraph 77 (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting PAYE obligations); and

(d)	paragraph 90(5) (termination of plan: early removal of shares with participant’s consent).

PAYE Liability etc.

10.6	The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any stamp duty, Stamp Duty Reserve Tax (SDRT) or other tax liability or to meet any PAYE liability in the circumstances provided in paragraph 79 of the Schedule (PAYE: shares ceasing to be subject to the plan) and any NICs liability.

The Trustees shall maintain the records necessary to enable them to carry out their PAYE and NICs obligations, and the PAYE and NICs obligations of the employer company so far as they relate to the Plan.

Where the Participant becomes liable to income tax under ITEPA 2003 or Chapters 3 or 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 (dividends etc), the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

Money’s worth received by Trustees

10.7	The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any Shares, other than new shares within paragraph 87 of the Schedule (company reconstructions).

This is subject to:

(a)	the provisions of paragraphs 62 to 69 of the Schedule (dividend reinvestment);

(b)	the Trustees obligations under sections 510 to 514 of ITEPA 2003 (PAYE: shares ceasing to be subject to the plan; capital receipts); and

(c)	the Trustees’ PAYE obligations.

General offers

10.8	If any offer, compromise, arrangement or scheme is made which affects the Plan Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

Duty to monitor Participants in connected schemes

10.9	The Trustees shall maintain records of Participants who have participated in one or more other plans established by the Company or a Connected Company and approved under the Schedule or which qualifies as a Schedule 2 SIP.

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by Participants in respect of their Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights.

The rights referred to are the rights to buy additional shares or rights in the same company.

12.	POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares is to be determined for the purposes of the Schedule, the Trustees may agree with HMRC that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.	PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such company.

14.	TRUSTEES’ MEETINGS

If and so long as there is more than one Trustee, the Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

15.	SUBSIDIARY COMPANIES

Any Subsidiary (in addition to those Subsidiaries which are parties to this Deed) may with the agreement of the Company become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules.

Any company which ceases to be a Subsidiary shall cease to be a Participating Company.

16.	EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

17.	TRUSTEES’ LIABILITY AND INDEMNITY

17.1	The Participating Companies shall jointly and severally indemnify each of the Trustees, and the directors, officers and employees of a corporate Trustee, against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund. This does not apply to expenses and liabilities which are incurred through fraud, wilful wrongdoing or negligence or are covered by insurance under Clause 17.3 below.

17.2	No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above the extent to which the Trustee, and the directors, officers and employees of a corporate Trustee, are indemnified by the Participating Companies in accordance with Clause 17.1 above.

17.3	A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

17.4	A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Participating Companies. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis and may, unless otherwise agreed, act in accordance with its general terms and conditions from time to time in force.

18.	COVENANT BY THE PARTICIPATING COMPANIES

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

19.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3(1) or 3(2) as the case may be.

20.	TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

21.	AMENDMENTS TO THE PLAN

The Company may, with the Trustees’ written consent, from time to time amend the Plan provided that no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares.

22.	TERMINATION OF THE PLAN

22.1	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Company to the Trustees under paragraph 89 of the Schedule; or

(b)	if earlier, on the expiry of the Trust Period.

22.2	The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

22.3	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of the Schedule shall have effect.

22.4	Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

22.5	No further Awards will be made after 1 October 2020 unless shareholder approval is obtained to offer Awards after that date.

23.	NOTICES

Subject to Clause 10.8, each advice, request, or other communication to be given or made under the Plan shall be in writing and either (i) delivered or sent to the relevant party at its address as notified to the other party or (ii) provided to the relevant party in an electronic format.

24.	PROPER LAW

This Deed and the Rules of the Plan shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof this deed has been executed and delivered the day and year first above written.

RULES OF THE COCA-COLA ENTERPRISES UK EMPLOYEE

SHARE PLAN (Effective 2010)

1.	DEFINITIONS

2.	PURPOSE OF THE PLAN

3.	ELIGIBILITY OF INDIVIDUALS

4.	PARTICIPATION ON SAME TERMS

5.	FREE SHARES (PART A)

6.	PARTNERSHIP SHARES (PART B)

7.	MATCHING SHARES (PART C)

8.	DIVIDEND SHARES (PART D)

9.	ACQUISITION OF SHARES

10.	COMPANY RECONSTRUCTIONS

11.	RIGHTS ISSUES

12.	LEAVERS

13.	FORFEITURE

14.	ADMINISTRATION

APPENDIX A. FREE SHARE AGREEMENT

APPENDIX B. PARTNERSHIP SHARE AGREEMENT

RULES OF THE COCA-COLA ENTERPRISES UK EMPLOYEE SHARE PLAN (Effective 2010)

1.	DEFINITIONS

1.1 The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee

“Acquisition Date”	(a) in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule

(b) in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule; and

(c) in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule

“Associated Company”	the same meaning as in paragraph 94 of the Schedule

“Award Date”	in relation to Free Shares or Matching Shares, the date on which such Shares are awarded

“Award”	(a) in relation to Free Shares and Matching Shares, the appropriation of Free Shares and Matching Shares in accordance with the Plan; and

(b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

“Close Company”	the same meaning as in section 989 of the Income Tax Act 2007 as extended by paragraph 20(4) of the Schedule

“Company”	Bottling Great Britain Limited

“Connected Company”	the same meaning as in paragraph 18(3) of the Schedule

“Control”	the same meaning as in section 719 of ITEPA 2003 or, for the purposes of Rules 5.13(c), 7.7 and 8.11, the same meaning as in section 450 of the Corporation Tax Act 2010

“Deed”	the trust deed constituting the Plan with any subsequent amendment thereto

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan

“Free Share Agreement”	an agreement in the terms set out in Appendix A

“Forfeiture Period”	in relation to the Free Shares and Matching Shares, the period of up to three years from the Award Date determined by the Company and specified in the Free Share Agreement or Partnership Share Agreement (as applicable)

“Free Shares”	Shares awarded under Part A of the Plan which are subject to the Plan

“Holding Period”	(a) in relation to Free Shares, the period specified by the Company as mentioned in Rule 5.11;

(b) in relation to Matching Shares, the period specified by the Company as mentioned in Rule 7.5; and

(c) in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“HMRC”	HM Revenue and Customs

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the market value shall be determined without reference to that restriction or risk

“ITEPA 2003”	the Income Tax (Earnings and Pensions) Act 2003

“Market Value”	in relation to Shares to be awarded under the Plan on any date

(a) the closing price of a Share on the New York Stock Exchange Composite Transactions Index or on the Euronext Amsterdam Exchange Index (as applicable); or

(b) on any day the Market Value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HMRC’s Shares and Assets Valuation on or before that day

“Matching Shares”	Shares awarded under Part C of the Plan and which are subject to the Plan

“NICs”	National Insurance Contributions

“Parent Company”	Coca-Cola European Partners Plc

“Participant”	an individual who has received under the Plan an Award of Free Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as are parties to this Deed or have executed deeds of adherence to the Plan under Clause 15 of the Trust Deed

“Partnership Share Agreement”	an agreement in the terms set out in Appendix B or as specified by the Company with the agreement of the Trustee from time to time and which meets the requirements of the Schedule

“Partnership Shares”	Shares awarded under Part B of the Plan and which are subject to the Plan

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“Performance Allowances”	the criteria for an Award of Free Shares where:

(a) whether Shares are awarded; or

(b) the number or value of Shares awarded

is conditional on performance targets being met

“Plan”	Coca-Cola Enterprises UK Employee Share Plan (Effective 2010)

“Plan Shares”	(a) Free Shares, Matching Shares or Partnership Shares awarded to Participants;

(b) Dividend Shares acquired on behalf of Participants; and

(c) shares in relation to which paragraph 87(7) (company reconstructions: new shares) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 89 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.5 and any employee who the Company has invited in accordance with Rule 3.6

“Qualifying Period”	a period as the board of directors of the Company shall in their absolute discretion so decide being:

(a) in the case of Free Shares a period not exceeding 18 months before the Award is made;

(b) in the case of Partnership Shares and Matching Shares where there is an Accumulation Period a period not exceeding six months before the start of the Accumulation Period; and

(c) in the case of Partnership Shares and Matching Shares where there is no Accumulation Period a period not exceeding 18 months before the deduction of Partnership Share Money relating to the Award

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Rules”	these Rules together with any amendments thereto effected in accordance with Clause 21 of the Deed

“Salary”	the same meaning as in paragraph 43(4) of the Schedule

“Schedule”	Schedule 2 to ITEPA 2003

“Schedule 2 SIP”	a share incentive plan that meets the requirements of Parts 2 to 9 of the Schedule (as defined in paragraph 1(A1) of the Schedule)

“Shares”	ordinary shares in the capital of the Parent Company which comply with the conditions set out in Part 4 of the Schedule (or such other shares, securities or interests as may represent the Shares from time to time and which comply with the conditions set out in Part 4 of the Schedule)

“Subsidiary”	any company which is for the time being under the Control of the Company

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“Trustees”	the trustees or trustee for the time being of the Plan or any subsequent trustee or trustees as provided for in accordance with Clause 7 of the Deed

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income

“Trust Period”	the period of 125 years beginning with the date of the Deed or (if shorter) the period beginning with the date of the Deed and expiring pursuant to the provisions of Clause 22 of the Deed

1.2	References to any Act, or Part, Chapter, or section shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3	Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is as described by paragraph 7 of the Schedule and is to enable eligible employees of Participating Companies to acquire Shares in the Parent Company which give them a continuing stake in that Parent Company.

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Subject to Rule 3.2, individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been such employees at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14 of the Schedule; and

(d)	they do not fail to be eligible under Rule 3.3.

3.2	If a Participant receives an Award of Shares under the Plan in a Tax Year in which they have already received an award of shares under one or more other plans established by the Company or a Connected Company and approved under the Schedule or qualifying as a Schedule 2 SIP, the following shall apply as if the Plan and the other plan or plans were a single plan:

(a)	Rule 5.4 (maximum annual award in respect of Free Shares); and

(b)	Rules 6.3 and 6.4 (maximum amount of deductions in respect of Partnership Shares).

3.3	Individuals are not eligible to participate in an Award of Free Shares, Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they are to receive at the same time an Award under another plan established by the Company or a Connected Company and approved under the Schedule or qualifying as a Schedule 2 SIP, or if they would have received such an Award but for their failure to meet a performance target (see Rule 5.5).

3.4	Notwithstanding any provision of any other of these Rules whatsoever:

(a)	the Plan shall not form part of any contract of employment between the Company, the Parent Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the Awards themselves) whatsoever against the Company, the Parent Company, a Subsidiary or an Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the Company, the Parent Company, a Subsidiary or any Associated Company;

(b)	Participation in an Award is a matter entirely separate from any pension right or entitlement a Participant may have and from his terms or conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Company, Subsidiary or Associated Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

Employees who must be invited to participate in Awards

3.5	Individuals shall be eligible to receive an Award of shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers within the meaning of paragraph 8(2) of the Schedule.

In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3.6	The Company may also invite, at its discretion, any employee who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

4.	PARTICIPATION ON SAME TERMS

4.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2	The Company may make an Award of Free Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3	The Company may make an Award of Free Shares to Qualifying Employees by reference to their performance as set out in Rule 5.5.

4.4	The Participating Companies shall make contributions to the Trustees to finance any purchase by the Trustees of Free and/or Matching Shares for award on an Award Date.

PART A

5.	FREE SHARES

5.1	Every Qualifying Employee who is awarded Free Shares shall enter into a Free Share Agreement with the Company. The Free Share Agreement may be entered into using an electronic acceptance procedure authorised by the Company.

5.2	The Trustees, acting with the prior consent of the Company, or the Company may from time to time award Free Shares.

5.3	The number of Free Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Company in accordance with this Rule.

Maximum annual Award

5.4	The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,600 (or such higher amount as may be permitted under paragraph 35 of the Schedule).

Allocation of Free Shares by reference to performance

5.5	The Company may stipulate that the number of Free Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

5.6	If Performance Allowances are used, they shall apply to all Qualifying Employees.

(a)	Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Company shall determine over such period as the Company shall specify;

(b)	performance targets must be set for performance units of one or more employees; and

(c)	for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit.

5.7	Where the Company decides to use Performance Allowances it shall, as soon as reasonably practicable:

(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Free Shares awarded to him; and

(b)	notify all Qualifying Employees of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in the Award.

5.8	The Company shall determine the number of Free Shares (if any) to be awarded to each Qualifying Employee by reference to performance using method 1 or method 2. The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: method 1

5.9	By this method:

(a)	at least 20% of Free Shares awarded in any performance period shall be awarded without reference to performance;

(b)	the remaining Free Shares shall be awarded by reference to performance; and

(c)	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

If this method is used:

•	the Free Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4; and

•	the Free Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4.

Performance Allowances: method 2

5.10	By this method:

(a)	some or all Free Shares shall be awarded by reference to performance;

(b)	the Award of Free Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 4; and

(c)	Free Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Free Shares

5.11	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Free Share Agreement.

5.12	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may from time to time be specified under paragraph 36(2) of the Schedule and approved by the Company and notified by the Company to the Trustee in writing), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Free Shares already awarded under the Plan.

5.13	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Free Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Free Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Free Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Shares, or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have Control of that company; or

(d)	to exercise a right arising under section 983 of the Companies Act 2006 to require the offeror to acquire their Free Shares, in the case of a takeover offer (as defined in section 974 of the Companies Act 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Shares; or

(e)	to agree to a transaction affecting their Free Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule or which qualifies as a Schedule 2 SIP.

5.14	The performance targets and measures referred to in this Rule 5 may be relaxed, waived, or amended if an event occurs which causes the Company to consider that any of the existing targets or measures have become unfair or impractical. Provided that any such amendment shall be fair and reasonable and shall not be any more difficult or any less difficult to satisfy than the original target or measure.

PART B

6.	PARTNERSHIP SHARES

6.1	The Company may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement. The Partnership Share Agreement may be entered into using an electronic acceptance procedure authorised by the Company.

6.2	Partnership Shares shall not be subject to any provision under which they may be forfeit.

Maximum amount of deductions

6.3	The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,800 in any Tax Year (or such other amount or period as may be permitted from time to time under paragraph 46(1) of the Schedule), and the Company may set a lower limit. If the Salary is not paid monthly, the applicable limit shall be calculated proportionately.

6.4	The amount of Partnership Share Money deducted in a Tax Year must not exceed 10% of the employee’s Salary for that Tax Year (or such other percentage as may from time to time be permitted under paragraph 46(2) of the Schedule and approved by the Company and notified by the Company to the Trustee in writing). The Company may set a lower annual limit, which may be framed in accordance with paragraph 46(4A) of the Schedule.

6.5	Any amount deducted in excess of that allowed by Rule 6.3 or Rule 6.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

6.6	The minimum amount to be deducted under the Partnership Share Agreement in any month shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10 or such other limit as may be stipulated by the Schedule.

Notice of possible effect of deductions on benefit entitlement

6.7	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

6.8	The Company may specify the maximum number of Shares to be included in an Award of Partnership Shares.

6.9	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

6.10	The notification in Rule 6.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

6.11	The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

6.12	If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money. Any Accumulation Period must not exceed 12 months and must be the same for all Participants in a particular Award.

6.13	The Partnership Share Agreement must specify when each Accumulation Period begins and ends, and may specify that an Accumulation Period comes to an end on the occurrence of a specified event. The beginning of the first Accumulation Period must not be later than the date on which the first deduction of Partnership Share Money is made.

6.14	The number of Shares acquired on behalf of each Participant shall be determined by reference to one of the following methods:

(a)	the lower of the Market Value of the Shares at the beginning of the Accumulation Period and the Market Value of the Shares on the Acquisition Date;

(b)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(c)	the Market Value of the Shares on the Acquisition Date,

and the method to be used shall be specified in the Partnership Share Agreement.

6.15	If a transaction occurs during an Accumulation Period which results in a new holding of Shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

6.16	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or (where there is no Accumulation Period) the next deduction date; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

6.17	Where the Participant ceases to be in Relevant Employment during an Accumulation Period, the Trustees shall repay all surplus Partnership Share Money to the Participant as soon as practicable.

Scaling down

6.18	If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 6.8 then the following steps shall be taken in sequence until the excess is eliminated:

Step 1.	the excess of the monthly deduction chosen by each applicant over £10 shall be reduced pro rata;

Step 2.	all monthly deductions shall be reduced to £10;

Step 3.	applications shall be selected by lot, each based on a monthly deduction of £10.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Stopping and starting deductions

6.19	An employee may stop, re-start or vary deductions under a Partnership Share Agreement at any time by notice in writing to their employing company, provided that if the Company so determines (in respect of all Participants), deductions may not be re-started more than once in any Accumulation Period. Unless a later date is specified in the notice, such notice shall take effect as soon as practicable but in any event no later than 30 days after their employing company receives it. A Participant may not make up deductions that have been missed.

Withdrawal from Partnership Share Agreement

6.20	An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice shall take effect 30 days after the Company receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on or Termination

6.21	If a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

Repayment of Partnership Share Money on Plan ceasing to be a Schedule 2 SIP

6.22	If the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H or 81I of the Schedule, any Partnership Share Money held on behalf of Participants shall be repaid to them as soon as practicable after the relevant day (as defined in paragraph 56(2A) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H of the Schedule, or as defined in paragraph 56(2B) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81I of the Schedule), subject to deduction of income tax under PAYE, and NICs.

PART C

7.	MATCHING SHARES

7.1	The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares in accordance with this Part of the Rules.

General requirements for Matching Shares

7.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 7.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

7.3	The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such higher ratio as may be permitted under paragraph 60(2) of the Schedule). The Company may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

7.4	If the Partnership Shares on the day referred to in Rule 7.2(b) above are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

7.5	The Company shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement to permit the Matching Shares awarded to the Participant to remain in the hands of the Trustees and not to assign, charge or otherwise dispose of the beneficial interest in the Shares. If, at any time during the Holding Period, the Participant ceases to be in Relevant Employment, the Participant’s obligations with respect to that period come to an end.

7.6	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may be from time to time be specified under paragraph 61 of the Schedule and approved by the Company and notified by the Company to the Trustee in writing), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

7.7	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have Control of that company; or

(d)	to exercise a right arising under section 983 of the Companies Act 2006 to require the offeror to acquire their Matching Shares, in the case of a takeover offer (as defined in section 974 of the Companies Act 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Matching Shares; or

(e)	to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule or which qualifies as a Schedule 2 SIP.

PART D

8.	DIVIDEND SHARES

Reinvestment of cash dividends

8.1	The Free Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2	The Company may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

8.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

8.4	The Company may decide to direct the Trustees to:

(a)	apply some or all of Participants’ dividends, up to any limit specified by the Company, to acquire Dividend Shares;

(b)	to pay all dividends in cash to all Participants; or

(c)	to offer Participants the choice of either paragraph (a) or (b) above.

If only some of the Participants’ dividends are to be used to acquire Dividend Shares, the Company must direct how that amount is to be determined.

8.5	The Company may revoke or modify any direction for reinvestment of cash dividends.

8.6	If the amounts received by the Trustees exceed any limit specified by the Company, the balance shall be paid to the Participant as soon as practicable.

8.7	If dividends are to be reinvested, the Trustees shall apply the cash dividends to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.8	Any amount that is not reinvested because the amount of the cash dividend is insufficient to acquire a Share may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested. Any amounts so carried forward must be separately identifiable.

8.9	If the dividend:

(a)	it is not reinvested in accordance with the above provisions of this Rule 8; or

(b)	the Participant ceases to be in Relevant Employment; or

(c)	a Plan Termination Notice is issued,

the amount shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

Holding Period for Dividend Shares

8.10	The Holding Period shall be a period of 3 years (or such other period as may from time to time be specified under paragraph 67 of the Schedule), beginning with the Acquisition Date. If, at any time during the Holding Period, the Participant ceases to be in Relevant Employment, the Participant’s obligations with respect to that period come to an end.

8.11	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer (which can be made to different shareholders by different means) which is made to holders of shares of the same class as their Shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have Control of that company; or

(d)	to exercise a right arising under section 983 of the Companies Act 2006 to require the offeror to acquire their Matching Shares, in the case of a takeover offer (as defined in section 974 of the Companies Act 2006) that relates to the Parent Company and where the class or classes of shares to which the takeover offer relates includes the class of their Shares; or

(e)	to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule or which qualifies as a Schedule 2 SIP.

8.12	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 80(4) of the Schedule.

9.	ACQUISITION OF SHARES

All Awards under the Plan shall be satisfied by existing Shares which are purchased by the Trustees on the open market. The Trustees shall not have the right to subscribe to the Parent Company for newly issued Shares in order to satisfy an Award.

10.	COMPANY RECONSTRUCTIONS

10.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

10.2	If an issue of Shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those Shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D of section 1000(1) of the Corporation Tax Act 2010;

(b)	share capital issued in circumstances such that section 1022(3) of the Corporation Tax Act 2010 applies; or

(c)	share capital to which section 410 of the Income Tax (Trading and Other Income) Act 2005 applies that is issued in a case where subsection (2) or (3) of that section applies.

10.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

10.4	Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

10.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

10.6	In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

11.	RIGHTS ISSUES

11.1	Any shares or securities allotted under Clause 11 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares in respect of which they are allotted.

11.2	Rule 11.1 does not apply:

(a)	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.

12.	LEAVERS

12.1	Subject to the forfeiture of a Participant’s Shares in accordance with Rule 13, if a Participant ceases to hold Relevant Employment, his Plan Shares shall immediately cease to be subject to the Plan.

Subject to Rule 12.2, the Trustees must within 90 days after such cessation sell or transfer the legal title to any Plan Shares awarded to the Participant or acquired on the Participant’s behalf under the Plan. If and for so long as the Trustees retain any title to or interest in such Shares, the Trustee shall hold such title or interest on bare trust for the Participant otherwise than in the Plan.

12.2	If, in consequence of a Participant’s Plan Shares ceasing to be subject to the Plan, the Participant is chargeable to income tax in accordance with Chapter 6 of Part 7 of ITEPA 2003 and employee’s NICs and an obligation to make a deduction under PAYE arises in respect of that charge or any stamp duty, SDRT or other tax is payable, the Trustees may:

(a)	accept a sum from the Participant; and/or

(b)	dispose of sufficient of the Participant’s Shares to meet such liabilities on behalf of the Participant (including but not limited to a purchase by the Trustees of the beneficial interest in such Shares).

12.3	The Trustees shall pay to the Participant’s employer a sum which is sufficient to discharge its liability to account for income tax and NICs under PAYE in respect of the Participant in a timely manner. If there is no employer to which PAYE then applies or HM Revenue & Customs is of the opinion that it is impracticable for the Participant’s employer to account for the relevant amounts under PAYE, then the Trustees shall account for the same as if the Participant were a former employee of the Trustee.

12.4	For the purposes of this Rule 12, in the event of a Participant’s death, references to a Participant shall include references to his personal representatives.

13.	FORFEITURE

The Company may determine that Participants shall, during the Forfeiture Period, forfeit all beneficial entitlement (or such proportion as the Company shall from time to time determine in respect of all Participants) to Free Shares and/or Matching Shares awarded to them and such beneficial entitlement shall become vested in the Trustees for no consideration, provided that:

(a)	prior to the Award Date, the Company notify Qualifying Employees of the basis on which the Matching Shares and/or Free Shares shall be capable of forfeiture; and

(b)	the Participant’s Free Share Agreement or Partnership Share Agreement pursuant to which Free Shares or Matching Shares are awarded provides that such Free Shares or Matching Shares are subject to forfeiture and the circumstances in which those Shares will be forfeited.

14.	Administration

14.1	Except as otherwise specifically provided, the Plan shall be administered by the Company in accordance with its terms and applicable law. The Company shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration for the Plan. The Company may from time to time, subject to the terms of the Plan, delegate to officers or employees of the Company or to third parties, the whole or any part of the administration of Plan and shall determine the scope and terms and conditions of such delegation, including the authority to prescribe rules and regulations. Any interpretation, rule regulation or determination made or other act of the Company shall be final and binding on the Participants and their beneficiaries and legal representatives.

14.2	The Trustees shall maintain such records as may be necessary to comply with the Schedule and any other applicable legislation and shall at all times and from time to time give to each Participant such information as shall be in their possession to enable him to determine and quantify any liability he may have to income tax and NICs pursuant to the Schedule.

APPENDIX A

FREE SHARE AGREEMENT

[To be prepared if the Company decides to award Free Shares.]

APPENDIX B

PARTNERSHIP SHARE AGREEMENT